                                                                 Exhibit 99.CODE

                       Allmerica Investment Trust ("AIT")
                       Allmerica Securities Trust ("AST")

                        FINANCIAL OFFICER CODE OF ETHICS

I. Introduction

The reputation and integrity of AIT and AST (the "Funds") are valuable assets that are vital to the Funds' success. The Funds' senior financial officers ("SFOs") are responsible for conducting the Funds' business in a manner that demonstrates a commitment to the highest standards of integrity. The Funds' SFOs include the principal executive officer, the principal financial officer, comptroller or principal accounting officer, and any person who performs a similar function.

The Sarbanes-Oxley Act of 2002 (the "Act") effected sweeping corporate disclosure and financial reporting reform on public companies, including mutual funds, to address corporate malfeasance and assure investors that the companies in which they invest are accurately and completely disclosing financial information. Under the Act, all public companies (including the Funds) must either have a code of ethics for their SFOs, or disclose why they do not. The Act was intended to foster corporate environments which encourage employees to question and report unethical and potentially illegal business practices. The Funds have chosen to adopt this Financial Officer Code of Ethics (the "Code") to encourage its SFOs to act in a manner consistent with the highest principles of ethical conduct.

II. Purposes of the Code

The purposes of this Code are:

     . To promote honest and ethical conduct by the Funds' SFOs, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

     . To assist the Funds' SFOs in recognizing and avoiding conflicts of interest, including disclosing to an appropriate person any material transaction or relationship that reasonably could be expected to give rise to such a conflict;

     . To promote full, fair, accurate, timely, and understandable disclosure in reports and documents that the Funds file with, or submit to, the SEC and in other public communications the Funds make;

     . To promote Fund compliance with applicable laws, rules and regulations;

..    To encourage the prompt internal reporting to an appropriate person of violations of this Code; and

..    To establish accountability for adherence to this Code.

III. Questions about this Code

The Funds' Boards of Trustees have designated Donald Wayman to serve as Compliance Officer for the implementation and administration of the Code. Questions about this Code should be directed to the Compliance Officer.

IV. Conduct Guidelines

The Funds have adopted the following guidelines under which the Funds' SFOs must perform their official duties and conduct the business affairs of the Funds.

     1. Ethical and honest conduct of paramount importance. The Funds' SFOs must act with honesty and integrity and avoid violations of this Code, including the avoidance of actual or apparent conflicts of interest with the Funds in personal and professional relationships.

     2. SFOs must disclose material transactions or relationships. The Funds' SFOs must disclose to the Compliance Officer any actual or apparent conflicts of interest the SFO may have with the Funds that reasonably could be expected to give rise to any violations of this Code. Such conflicts of interest may arise as a result of material transactions or business or personal relationships to which the SFO may be a party. If it is not possible to disclose the matter to the Compliance Officer, it should be disclosed to the Funds' Chief Financial Officer, Chief Executive Officer or another appropriate person. In addition to disclosing any actual or apparent conflicts of interest in which an SFO is personally involved, the Funds' SFOs have an obligation to report any actual or apparent conflicts which they discover or of which they otherwise become aware.

     3. Standards for quality of information shared with Fund service providers. The Funds' SFOs must at all times seek to provide information to the Funds' service providers (adviser, administrator, outside auditor, outside counsel, custodian, etc.) that is accurate, complete, objective, relevant, timely and understandable.

     4. Standards for quality of information included in periodic reports. The Funds' SFOs must at all times endeavor to ensure full, fair, timely, accurate, and understandable disclosure in the Funds' periodic reports.

     5. Compliance with laws. The Funds' SFOs must comply with the federal securities laws and other laws and rules applicable to the Funds, such as the Internal Revenue Code.

     6. Standard of care. The Funds' SFOs must at all times act in good faith and with due care, competence and diligence, without misrepresenting material facts or allowing their independent judgment to be subordinated. The Funds' SFOs must conduct the affairs of the Funds in a responsible manner, consistent with this Code.

     7. Confidentiality of information. The Funds' SFO's must respect and protect the confidentiality of information acquired in the course of their professional duties, except when authorized by the applicable Fund to disclose it or where disclosure is otherwise legally mandated. A SFO may not use confidential information acquired in the course of his/her work for personal advantage.

     8. Sharing of information and educational standards. The Funds' SFOs should share information with relevant parties to keep them informed of the business affairs of the Funds, as appropriate, and maintain skills important and relevant to the Funds' needs.

     9. Promote ethical conduct. The Funds' SFOs should at all times proactively promote ethical behavior among peers in their work environment.

     10. Standards for recordkeeping. The Funds' SFOs must at all times endeavor to ensure that the Funds' books and records are thoroughly and accurately maintained to the best of their knowledge in a manner consistent with applicable laws and this Code.

V. Waivers of this Code

A SFO may request a waiver of a provision of this Code by submitting his/her request in writing to the Compliance Officer for appropriate review. For example, if a family member works for a service provider that prepares the Funds' financial statements, a SFO may have a potential conflict of interest in reviewing those statements and should seek a waiver of this Code to review the work. An executive officer of the Funds, or another appropriate person (such as a designated Board or Audit Committee member), will decide whether to grant a waiver. All waivers of this code must be disclosed to the Funds' shareholders to the extent required by SEC rules.

VI. Annual Certification

The Funds' SFOs will be asked to certify on an annual basis that they are in full compliance with this Code. To the extent necessary, the Funds' Compliance Officer will provide guidance on the conduct required by this Code and the manner in which violations or suspected violations must be reported and waivers must be requested.

VII. Reporting Violations

In the event that a SFO discovers or, in good faith, suspects a violation of this Code, the SFO must immediately report the violation or suspected violation to the Compliance Officer. The Compliance Officer may, in his or her discretion, consult with another member of Fund senior management or the Board in determining how to address the suspected violation. For example, a Code violation may occur when a Fund periodic report or financial statement omits a material fact, or is technically accurate but, in the view of the SFO, is written in a way that obscures its meaning.

When the Funds' service providers perform substantially all of the work relating to the preparation of the Funds' financial statements and administration of the day-to-day operations of the Funds, the Funds' SFOs should make reasonable efforts to monitor the conduct of the service providers for actions that may be illegal, could be viewed as dishonest or unethical, or otherwise inconsistent with this Code. In the event that an SFO discovers or, in good faith, suspects that a Fund service provider may have committed such an action, the SFO must report the action to the Compliance Officer - even if the service provider has its own code of ethics for its SFOs or employees.

SFOs who report violations or suspected violations in good faith will not be subject to retaliation of any kind. Reported violations will be investigated and addressed promptly and will be treated as confidential to the extent possible.

VIII. Violations of the Code

Dishonest or unethical conduct or conduct that is illegal will constitute a violation of this Code, regardless of whether this Code specifically refers to such particular conduct. A violation of this Code may result in disciplinary action, up to and including termination of employment. A variety of laws apply to the Funds and their operations, including the Securities Act of 1933, the Investment Company Act of 1940, state laws relating to duties owed by Fund officers, and criminal laws.

Adopted: August 5, 2003